SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.  )

Filed by the Registrant ☑
Filed by a Party other than the Registrant☐

Check the appropriate box:

☐ Preliminary Proxy Statement	☐ Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐ Definitive Proxy Statement

☑ Definitive Additional Materials
☐ Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

ECLIPSYS CORPORATION

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

      ☑ No fee required.

      ☐ Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

      (1) Title of each class of securities to which transaction applies:

      (2) Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

      (4) Proposed maximum aggregate value of transaction:

      (5) Total fee paid:

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

      (1) Amount previously paid:

      (2) Form, schedule or registration statement no.:

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Eclipsys Corporation

1750 Clint Moore Road
Boca Raton, Florida 33487

SUPPLEMENT TO PROXY STATEMENT

For the Annual Meeting of Stockholders
To be Held on Friday, May 16, 2003

      This is a Supplement to the Proxy Statement (the “Original Proxy Statement”) of Eclipsys Corporation (the “Company”) dated April 17, 2003, that was furnished in connection with the solicitation of proxies by the Board of Directors of the Company for use at the Company’s Annual Meeting of Stockholders to be held on Friday, May 16, 2003 and at any adjournment of that meeting. The purpose of this Supplement is to update information regarding compensation of the Board of Directors contained in the Original Proxy Statement, and to provide information regarding executive compensation inadvertently omitted from the Original Proxy Statement. The following information should be read in conjunction with the information in the Original Proxy Statement under the captions “Proposal 1 – Election of Directors — Director Compensation” and “– Employment Contracts”.

Director Compensation

      In April 2003, the Board of Directors determined that the Chairman of the Board of Directors of the Company would receive an annual retainer equal to $150,000. Eugene V. Fife currently serves as the Company’s Chairman of the Board. In addition, on April 29, 2003, the non-employee directors of the Company were granted non-qualified stock options to purchase an aggregate of 240,000 shares of the Company’s Voting Common Stock at an exercise price of $8.88 per share. These options were granted to Steven A. Denning, G. Fred Dibona and Braden R. Kelly in the amount of 25,000 shares each; Eugene V. Fife in the amount of 125,000 shares; and Jay B. Pieper in the amount of 40,000 shares. These options will vest 20% on the first anniversary of the grant date, with the remainder vesting in equal monthly installments thereafter until the fifth anniversary of the grant date, at which time the options will be fully vested.

Employment Contracts

      In March 2002, John S. Cooper joined the Company as its Executive Vice President of Sales. Under his employment arrangement with the Company, Mr. Cooper is entitled to receive an annual base salary, which was initially $275,000 and was increased to $330,000 effective June 2002, along with an annual incentive bonus of up to $250,000. Mr. Cooper also received on March 7, 2002 an option to purchase 200,000 shares of the Company’s Voting Common Stock, with the option vesting as to 40,000 shares immediately, vesting as to another 40,000 additional shares in March 2003, and vesting as to the balance of the shares over the next 36 months beginning in April 2003. The exercise price for this option was $14.65 per share. Under his employment arrangement, if Mr. Cooper’s employment is terminated other than for cause or on a voluntary basis, he is entitled to severance benefits equal to 18 months of his base pay, target bonus and benefits, together with continued vesting of his stock options for a period of twelve months from termination.

Dated: May 7, 2003